CONSENT TO INDEPENDENT AUDITORS

We consent to the inclusion in this Current Report (Form 8-K) of One Valley Bancorp of West Virginia, Inc., of our report dated
February 15, 1993, with respect to the consolidated financial statements of Sunrise Bancorp, Inc., for the year ended
December 31, 1992.

We also consent to the incorporation by reference in the Registration Statements pertaining to the Amended 1983 Incentive Stock Option Plan (Form S-8, No. 2-90738) and pertaining to the 1993 Incentive Stock Option Plan (Form S-8, No. 33-66700) of One Valley Bancorp of West Virginia, Inc. of our report dated February 15, 1993, with respect to the consolidated financial statements of Sunrise Bancorp, Inc., included in this Current Report on Form 8-K dated January 10, 1995.

                                         /s/S.R. SNODGRASS, A.C.

Wheeling, West Virginia
January 10, 1995

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